SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a) of
       the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant X
Filed by a Party other than the Registrant

Check the appropriate box:

  Preliminary Proxy Statement
  Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(c)(2))
X Definitive Proxy Statement
  Definitive Additional Materials
  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      VICORP Restaurants, Inc.
                      ------------------------
          (Name of Registrant as Specified In Its Charter)

                        Stanley Ereckson, Jr.
                        ---------------------
             (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

    No fee required.

    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

        _____________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        _____________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
          (set forth the amount on which the filing fee is calculated and state how it was determined):

       _____________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        _____________________________________________________________________

    (5) Total fee paid:

        _____________________________________________________________________
    Fee paid previously with preliminary materials

    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          _____________________________________________________________________

     2)   Form, Schedule or Registration Statement No.:

          _____________________________________________________________________

     3)   Filing Party:

          _____________________________________________________________________

     4)   Date Filed:

         _____________________________________________________________________


                    VICORP RESTAURANTS, INC.
                      400 West 48th Avenue
                     Denver, Colorado 80216
     -------------------------------------------------------------------------

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            MAY 6, 1999
     -------------------------------------------------------------------------

     The Annual Meeting of the Shareholders of VICORP Restaurants, Inc., will be held at The Harvard Club of New York City, 27 West 44th Street, New York, New York 10036, on Thursday, May 6, 1999, at 4:00 p.m. New York time, for the following purposes:

          (1) To elect directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

          (2) To consider and vote upon a proposal to ratify the appointment of Arthur Anderson LLP as independent auditors for the Company for fiscal year 1999;

          (3) To transact such other business as may properly come before the Meeting.

     The Board of Directors has fixed the close of business on March 15, 1999, as the record date for the determination of shareholders of record who are entitled to notice of and to vote at the Meeting and any adjournment thereof.

     SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU CANNOT ATTEND, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED AT THE MEETING. YOUR VOTE IS IMPORTANT. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                                        By Order of the Board of Directors


                                        Stanley Ereckson, Jr.
                                        Secretary

Denver, Colorado
March 25, 1999


                    VICORP RESTAURANTS, INC.
                      400 West 48th Avenue
                     Denver, Colorado 80216
                      ____________________

                        PROXY STATEMENT
                      ___________________

                 Annual Meeting of Shareholders
                    To Be Held May 6, 1999

General Information on The Meeting

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of VICORP Restaurants, Inc. (the "Company") whose principal offices are located at 400 West 48th Avenue, Denver, Colorado 80216, telephone number (303) 296-2121, to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Thursday May 6, 1999, at 4:00 p.m. New York time, at
The Harvard Club of New York City, 27 West 44th Street,
New York, New York 10036, and at any adjournment thereof.

     This Proxy Statement, the form of Proxy, and the 1998 Annual
Report to Shareholders are first being sent to shareholders on approximately March 25, 1999.

Shareholder Proposals

    Any shareholder proposal to be considered for presentation at the 2000 Annual Meeting of Shareholders must be received by the Company in writing at its executive offices on or before November 27, 1999, to be considered for inclusion in the Company's proxy materials under the rules of the Securities and Exchange Commission. If a shareholder desires to present a proposal for consideration at the 2000 Annual Meeting of Shareholders which is not timely submitted for inclusion in the Company's proxy materials and the shareholder fails to notify the Company by February 9, 2000, of such proposal, the management proxies may use their discretionary voting authority when the proposal is raised at the Annual Meeting without any discussion of the matter in the Proxy Statement.

Revocability of Proxy

     Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the shares represented by the proxy, by either (1) filing with the Secretary of the Company at 400 West 48th Avenue, Denver, Colorado 80216, an instrument revoking the proxy or a duly executed proxy bearing a later date; or (2) attending the Meeting and, after notifying the Secretary of the Company, voting the shares covered by the proxy in person.

      Officers and other employees of the Company, for no additional compensation, may solicit proxies by telephone or personal interview as well as by mail. The cost of soliciting proxies will be borne entirely by the Company.

     Only shareholders of record at the close of business on the record date, March 15, 1999, will be entitled to notice of and to vote at the Meeting. There were outstanding on the record date 8,903,866 shares of the Company's $.05 par value
Common Stock ("Stock").

    Each share of Stock is entitled to one vote on each matter to come before the Meeting. In the election of Directors, cumulative voting is not allowed. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. In the absence of instructions, shares represented by valid proxies will be voted in accordance with the best judgment of the persons named in the solicited proxy.
Shares of the Company representing one-third of the votes entitled to be cast by all outstanding shares of Stock will constitute a quorum for the transaction of business at the Meeting. The affirmative vote of the holders of shares of Stock representing a majority of the votes represented at the Meeting will be sufficient for approval of the matters to come before the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. Since the affirmative vote of the holders of shares of Stock representing a majority of the votes represented at the Meeting is required for approval of the matters to come before the Meeting, abstentions will have the effect of a negative vote.


        VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Stock

    The following table sets forth information as of March 5, 1999, with respect to the beneficial ownership of VICORP's Stock by all persons known by the Company to be the beneficial owners of 5% or more of the outstanding shares, each director of the Company, each of the executive officers named in the Summary Compensation Table (see Compensation of Directors and Executive Officers) and all directors and executive officers of the Company as a group.

                     Name and                         Amount and
                     Address of                       Nature of
    Title of         Beneficial                       Beneficial       Percent
     Class             Owner                          Ownership        of Class
    --------         ----------                       ----------       --------
Stock                Southeastern Asset               1,279,900 <F1>     14.12%
(par value $.05        Management, Inc.
per share)           6410 Poplar Avenue, Suite 900
                     Memphis, TN 38119

                     Quaker Capital                     820,700 <F2>      9.05%
                       Management Corporation
                     1300 Arrott Building
                     401 Wood Street
                     Pittsburgh, PA 15222

                     First Manhattan Co.                751,902 <F3>      8.29%
                     437 Madison Avenue
                     New York, NY 10022

                     The Prudential Insurance           654,200 <F4>      7.22%
                       Company of America
                     751 Broad Street
                     Newark, NJ 07102-3777

                     Dimensional Fund Advisors, Inc.    520,700 <F5>      5.74%
                     1299 Ocean Avenue, 11th Floor
                     Santa Monica, CA 90401-1038

                     Franklin Advisory Services, Inc.   480,000 <F6>      5.30%
                     One Parker Plaza, 16th Floor
                     Fort Lee, NJ 07024

                     Carole Lewis Anderson               21,000 <F7>          *
                     3616 Reservoir Road NW
                     Washington, DC 20007

                     Bruce B. Brundage                   31,000 <F7>          *
                     5290 DTC Parkway
                     Suite 160
                     Englewood, CO 80111

                     Charles R. Frederickson            163,654 <F7>      1.80%
                     400 West 48th Avenue
                     Denver, CO 80216

                     John C. Hoyt                        61,868 <F7>          *
                     500 SE Sixth Street
                     Bartlesville, OK 74003

                     J. Michael Jenkins                      -0-              *
                     8393 South Peninsula Drive
                     Littleton, CO 80120

                     Robert E. Kaltenbach                12,525 <F7>          *
                     400 West 48th Avenue
                     Denver, CO 80216

                     Robert T. Marto                     24,000 <F7>          *
                     354 New Cannan
                     Wilton, CT 06897

                     Dudley C. Mecum                     23,500 <F7>          *
                     33 Khakum Wood Road
                     Greenwich, CT 06831

                     Dennis B. Robertson                 28,000 <F7>          *
                     1987 West 111th Street
                     Chicago, IL 60643

                     Richard E. Sabourin                 53,544 <F7>          *
                     400 West 48th Avenue
                     Denver, CO 80216

                     Joseph F. Trungale                      -0-              *
                     501 Forest Avenue, #205
                     Glen Ellyn, IL 60137

                     Hunter Yager                        10,000 <F7>          *
                     314 West Fields
                     Manchester, VT 05255

                     Arthur Zankel                      168,100 <F8>      1.85%
                     437 Madison Avenue
                     New York, NY 10022

                     All directors                      597,191           6.41%
                     and executive officers
                     as a group (13 persons
                     including those
                     named above)

_______________________

     * Percent of class is less than 1%

     <F1> Of the 1,279,900 shares beneficially owned, the
shareholder has sole voting power over 281,000 shares, shared voting power over 982,400 shares, no voting power over 16,500 shares, sole dispositive power over 297,500 shares, and shared dispositive power over 982,400 shares.

     <F2> Of the 820,700 shares beneficially owned, the shareholder has sole voting power over 287,300 shares, shared voting power over 533,400 shares, sole dispositive power over 287,300 shares, and shared dispositive power over 533,400 shares.

     <F3> Of the 751,902 shares beneficially owned, the
shareholder has sole voting power over 364,500 shares, shared voting power over 385,702 shares, sole dispositive power over 364,500 shares, and shared dispositive power over 387,402 shares. Arthur Zankel, a director of the Company, is a Partner of First Manhattan Co.; and 152,100 of the shares owned by him are reflected in the share ownership reported by First Manhattan Co.

     <F4> Of the 654,200 shares beneficially owned, the shareholder has sole voting power over 173,600 shares, shared voting power over 480,600 shares, sole dispositive power over 173,600 shares, and shared dispositive power over 480,600 shares.

     <F5> Of the 520,700 shares beneficially owned, the shareholder has sole voting and dispositive power over all the shares.

     <F6> Of the 480,000 shares beneficially owned, the shareholder has sole voting and dispositive power over all of the shares.

     <F7> Includes 20,000, 16,000, 50,000, 20,000, 12,500, 24,000,
22,000, 16,000, 50,000, and 10,000 shares which Ms. Anderson,
Messrs. Brundage, Frederickson, Hoyt, Kaltenbach, Marto, Mecum, Robertson, Sabourin, and Yager, respectively, have the right to purchase under options that are presently exercisable.

     <F8> Includes 152,100 shares owned directly by Mr. Zankel, and 16,000 shares which he has the right to purchase under options that are currently exercisable.

     VICORP is unaware of any arrangement which would at a subsequent date result in a change in the control of the Company.


                     ELECTION OF DIRECTORS

     Directors are to be elected to hold office until the next
Annual Meeting of Shareholders and until their successors shall be elected and shall qualify. Each of the persons nominated is currently a member of the Board of Directors.


          NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                               Served as
                                                               a Director
Name and Age                          Position                 Since
------------                          --------                 ---------
Carole Lewis Anderson, 54      Director of the Company         April 1991

Bruce B. Brundage, 63          Director of the Company         August 1988

Charles R. Frederickson, 61    Chairman of the Board,          June 1968
                                 Chief Executive Officer
                                 and President of the Company

John C. Hoyt, 71               Director of the Company         October 1982

Robert T. Marto, 53            Director of the Company         August 1989

Dudley C. Mecum, 64            Director of the Company         December 1989

Dennis B. Robertson, 61        Director of the Company         August 1988

Hunter Yager, 69               Director of the Company         April 1996

Arthur Zankel, 66              Director of the Company         October 1988

    Carole Lewis Anderson became a director in April 1991. Since June 1995, she has been a principal of Suburban Capital Markets, Inc., a commercial real estate mortgage company. Prior to that time, she was the President of MASDUN Capital Advisors, a private investment banking company which engages in corporate and real estate finance. Ms. Anderson is also a trustee of AARP Cash Investment Funds, AARP Growth Trust, AARP Income Trust, AARP Managed Investment Portfolios Trust, and AARP Tax-Free Income Trusts.

     Bruce B. Brundage became a director of the Company in August 1988. Since 1973, Mr. Brundage has been the President of Brundage & Company, a Denver-based company specializing in the private placement of long-term financing and the negotiation, appraisal and arrangement of mergers and acquisitions. Mr. Brundage is also a director of Black Hills Corporation.

     Charles R. Frederickson, a director of the Company since
1968, was appointed to the position of Chairman of the Board in November 1986, and to the positions of Chief Executive Officer and President in May 1998.

     John C. Hoyt, a director since October 1982, has for more than the past five years been an officer, director, and controlling shareholder of Midwest Pancake Houses, Inc., which is a Village Inn franchisee. See Certain Transactions.

     Robert T. Marto, a private investor, has been a director since August 1989. He was the President and Chief Executive
Officer of White River Corporation from December 1993 to December
1997.

     Dudley C. Mecum became a director in December 1989. He is currently a Managing Director in Capricorn Holdings LLC, a leveraged buy-out fund. From August 1989 until January 1997, Mr. Mecum was a partner in G.L. Ohrstrom & Company. Mr. Mecum is also a director of Citigroup; Lyondell Petrochemical Co.; Dyncorp; The Metris Companies, Inc.; Suburban Propane MLP; Travelers Property and Casualty; and CCC Information Services, Inc.

     Dennis B. Robertson became a director of the Company in August 1988. Mr. Robertson is currently the Chairman, President, and CEO of DOCK'S Great Fish, Inc., which operates seafood restaurants. From October 1997 to November 1998, he was the Chairman of that Company and from October 1991 to October 1997, he was its Chairman and CEO.

     Hunter Yager became a director in April 1996. In 1985 he retired from Grey Advertising, Inc., where he was an Executive
Vice President. Since his retirement, he has been an independent consultant in marketing and advertising.

     Arthur Zankel became a director of the Company in October 1988. For more than the last five years, he has been a General Partner of First Manhattan Co., a money management firm. Mr. Zankel is also a director of Travelers Group; Fund American Enterprises Holdings, Inc.; and Travelers/Aetna Casualty Property Corp.

     The Board of Directors, while not having a nominating committee, does have standing Audit and Compensation Committees. The Audit Committee met three times in fiscal 1998, and consisted of Ms. Anderson and Messrs. Brundage, Hoyt, Marto, Mecum, Robertson, Yager and Zankel. The functions of the Committee are to recommend to the Board of Directors the appointment of the Company's independent auditors, review the fee arrangements and scope of the annual audit, and consider the comments of the independent and internal auditors with respect to internal controls.

     The Compensation Committee, which also acts as the Regular Stock Option Committee for the Company's 1982 Stock Option Plan, was composed of Ms. Anderson and Messrs. Brundage, Marto, Mecum, Robertson, Yager, and Zankel. That committee met four times during the last fiscal year. The Committee recommends to the Board of Directors officers' salaries, administers executive compensation plans, grants options, and approves bonuses for the Company's executive employees.

     During fiscal 1998, the Board of Directors met seven times.
Each of the Directors attended at least 75% of the meetings of the Board of Directors and the committees of which that person was a member.



        COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

     The following table discloses compensation received by the Company's Chief Executive Officers and named executive officers for the three fiscal years ended November 1, 1998.

                           Summary Compensation Table

                                                                        Long Term
                                   Annual Compensation               Compensation
                                   -------------------               ------------

                                                                Other
                                                                Annual      Securities
                                                                Compen-     Underlying      All Other
   Name and Principal                    Salary      Bonus      sation       Options/     Compensation
        Position              Year         ($)        ($)        ($)         SARs(#)           ($)
        --------              ----       ------      ------     -------     ----------    ------------
Charles R. Frederickson <F1>  1998      301,828      120,300                              3,861
Chairman, Chief Executive     1997      311,538       63,000                              3,562
Officer and President         1996      291,923                                             703

J. Michael Jenkins <F2>       1998      241,052                                             358
Chief Executive               1997      377,386                                             428
Officer and President         1996      350,000                              300,000        520

Robert E. Kaltenbach <F3>     1998      198,463      390,384                 100,000      3,688
President/Village Inn         1997      181,267      150,000                              3,522
Division                      1996      175,000      100,000                                564

Richard E. Sabourin <F4>      1998      250,621      100,250                              3,648
Executive Vice                1997      259,201       52,500                              1,091
President/Chief Financial     1996       43,269                              100,000         75
Officer

Joseph F. Trungale <F5>       1998      253,269      153,075                  50,000        218
President/Bakers Square       1997       40,385
Division
--------------------------------

F<1> Mr. Frederickson was appointed Chief Executive Officer and President in May 1998. The amount shown under "All Other Compensation" represents $335, $3,200, and $3,200 paid as the Company's matching contribution under its 401(k) plan and $368, $362, and $661 paid by the Company for term life insurance premiums for the years 1996, 1997, and 1998, respectively.

F<2>  Mr. Jenkins resigned from the Company on April 30, 1998.
Under "All Other Compensation", the amount shown represents the Company's payment for term life insurance premiums for 1996, 1997, and 1998, respectively.

F<3> The amount shown represents $335, $3,200, and $3,200 paid as the Company's matching contribution under its 401(k) plan and $229, $322, and $488 paid by the Company for term life insurance premiums for years 1996, 1997, and 1998, respectively.

F<4> Mr. Sabourin joined the Company as its Executive Vice President/Chief Financial Officer in August 1996. The amount reflected in the column captioned "All Other Compensation" represents $791 and $3,200 paid as the Company's matching contribution under its 401(k) plan and $300 and $448 paid by the Company for term life insurance premiums for 1997 and 1998 and $75 for term life insurance premiums for 1996.

F<5> Mr. Trungale was appointed to the position of President/Bakers Square Division, in August 1998. He first joined the Company as a Regional Operating partner for the Chicago Bakers Square Restaurants in July 1997. Under "All Other
Compensation" the amount shown represents the Company's payment for term life insurance premiums for 1998.

                             Option/SAR Grants in Last Fiscal Year

                                                                 Potential realizable value at assumed
                                                                 annual rates of stock price
                        Individual Grants                        appreciation for option term
         -----------------------------------------------------   -------------------------------------
         Name           Number of    Percent of
                       Securities  total options/   Exercise or    Expiration        5%($)       10%($)
                       Underlying      SARs          base price       date
                        Options/    granted to         ($/sh)
                         SARs       employees in
                        granted     fiscal year
                          (#)
         ----             ---       -----------        ------         ----           -----        ------
Robert E. Kaltenbach    50,000       33 1/3            18.25         4/9/2008      573,866.35    1,454,289.99
                        50,000       33 1/3            14.25        10/2/2008      448,087.42    1,135,541.50
Joseph F. Trungale      50,000       33 1/3            14.25        10/2/2008      448,087.42    1,135,541.50


Aggregated Option / SAR Exercises in Last Fiscal Year and Fiscal
Year-End Option / SAR Values

     The following table provides information on option/SAR exercises in fiscal 1998 by the named executive officers and the value of such officers' unexercised options/SARs at November 1, 1998.

                                                                  Value of
                                                 Number of       Unexercised In-
                                                Unexercised        the-money
                                              Options/SARs at    Options/SARs at
                                               Fiscal Year End   Fiscal Year End
                                                    (#)                ($)
                                                    ---                ---
                            Shares
                           Acquired
                              on     Value
                           Exercise  Realized    Exercisable/      Exercisable/
          Name                (#)      ($)       unexercisable     unexercisable
          ----                ---      ---       -------------     ------------
 Charles R. Frederickson     2,000    19,500      50,000/0              0/0
 J. Michael Jenkins        100,000   268,166        0/0                 0/0
 Robert E. Kaltenbach                           12,500/87,500           0/0
 Richard E. Sabourin                            50,000/50,000     131,250/131,250
 Joseph F. Trungale                                0/50,000             0/0

Compensation Committee Interlocks and Insider Participation in
Compensation Decisions

     The members of the Compensation Committee for fiscal 1998 were Carole Lewis Anderson, Bruce B. Brundage, Robert T. Marto, Dudley
C. Mecum, Dennis B. Robertson, Hunter Yager, and Arthur Zankel.


Employment Contracts and Termination of Employment and Change-of-
Control Arrangements

     In August 1994, Mr. Jenkins entered into a five-year employment agreement. Under that agreement for fiscal year 1998, he was to receive a base salary of $450,000 and was eligible to earn a bonus (not to exceed $1.5 million) equal to 20% of the amount by which the Company's earnings before interest, taxes, and the bonus itself, exceeded $32 million. Upon Mr. Jenkins' resignation in April 1998, the agreement terminated without any payment to him other than his base salary earned through the date of his resignation.

     Mr. Sabourin executed an employment agreement of undefined term with the Company in July 1996. Mr. Sabourin is to receive a base salary of $250,000 per year and is eligible to participate in the incentive bonus program, if any, as approved annually by the Board of Directors. Pursuant to the agreement, Mr. Sabourin was granted the option to purchase a total of 100,000 shares of the Company's Stock at an exercise price of $11.50 per share, the fair market value of the Company's Stock on the date of grant. The options vest in 25,000-share increments on September 1, 1997, 1998, 1999, and 2000. The agreement provides Mr. Sabourin benefits consistent with those provided to other Company officers.

      Certain employees of the Company, including Messrs. Kaltenbach, Sabourin, and Trungale, have entered into employment severance agreements with the Company. Those agreements expire December 31, 1999, unless a Change-of-Control occurs prior to that date, then the agreements expire two years after the Change-of-Control. If a covered employee is terminated within one year following a Change-of-Control, the employee is entitled to the following payments. If the termination is because of death, disability, retirement, the employee's voluntary action, or for cause (as defined in the agreement), the Company must pay all earned, but unpaid, compensation to the date of termination. If the termination is for other reasons, the Company must pay all compensation earned and unpaid, as of the date of termination; a lump sum cash payment equal to two times the employee's base salary at the greater of the rate in effect on the date of the Change-of-Control or the Notice of Termination; and the amount equal to the bonus compensation the employee earned in the most recent fiscal year for which the employee earned a bonus. Additionally, the Company must provide for eighteen (18) months following termination, or until the employee obtains other comparable benefits from another employer, medical, hospitalization, and dental benefits comparable to those provided prior to the Change-of-Control. All stock options granted the employee become immediately exercisable upon a Change-of-Control. If the employee is terminated within the second year after a Change-of-Control, the benefits the employee is to receive are the same except the base salary component of the lump sum payment is based upon one, not two, times base salary.

     Under the severance agreements, a Change-of-Control is defined as a change in beneficial ownership of 50% or more of the combined voting power of the Company; the first purchase of stock in a non-Company sponsored tender or exchange offer; or upon shareholder approval of certain merger consolidations, sales, or disposition of substantially all of the Company's assets; a plan of liquidation; or a change in at least two-thirds of the members of the Board absent approval of the then existing Board members.

     In April 1989, Mr. Frederickson entered into an employment severance agreement with the Company. The terms of that agreement are substantially the same as described above for other Company employees except (i) if termination is for reasons other than cause, disability, retirement or by the voluntary action of the employee, the lump sum cash payment shall be equal to two and three-quarters times his annual base salary plus the amount equal to the bonus compensation to which he was entitled during the most recent fiscal year in which he earned a bonus; and (ii) if he becomes employed within one year after termination, he shall repay to the Company any cash compensation actually received by him as a result of such employment during the one-year period up to a specified amount.


Report of the Compensation Committee

      This report discusses the manner in which base salaries, incentive compensation and stock option grants for the Company's Chief Executive Officers and other executives named in the Summary Compensation Table were determined for the 1998 fiscal year.

       The Company's compensation policies for the stated individuals are administered by the Compensation Committee of the Board of Directors, all members of which are outside directors. The compensation policies are intended to enhance the financial performance of the Company by aligning the financial interest of the Company's executives with those of its shareholders. The Committee believes that the most effective executive compensation program is one which serves to attract and retain talented individuals who are incented to achieve both current and long-term management goals in keeping with the ultimate goal of enhancing shareholder value.

      The primary components of executive compensation are base salary, cash bonus, and longer-term incentives in the form of stock option grants.


Base Salaries

      The base salaries of Messrs. Jenkins and Sabourin were established by the terms of their respective employment agreements. See Executive Contract and Termination of Employment and Change-of-Control Arrangements for a discussion of those agreements.

      The base salaries, which were in the median range of the companies included in the survey described below, of Messrs. Frederickson and Kaltenbach were determined by the Compensation Committee in December 1997. In making the determinations, the committee reviewed information contained in the 1997 Chain Restaurant Compensation Association Survey, considered the Company's performance, and evaluated the competitiveness of the entire compensation package for each.

      The independently conducted Chain Restaurant Compensation Association Survey was deemed to be an appropriate indicator of the competitiveness of the Company's salaries when compared with other restaurant companies because of the number and nature of companies participating. In excess of sixty companies participated. Public and private companies in various segments of the restaurant industry were represented. Included among those companies were ones on the Dow Jones Entertainment & Leisure - Restaurant Index.

     Mr. Trungale's compensation was approved by the Committee in January 1998 when he was appointed an officer and became responsible for the Company's Midwest Bakers Square Restaurants.
In approving the package, the same criteria used for Messrs.
Frederickson and Kaltenbach were applied.



Bonus Program

      In December 1997, the Compensation Committee approved a bonus program for certain officers of the Company, including Messrs. Frederickson and Sabourin, which was predicated upon achievement of overall Company performance against a set baseline of earnings before interest and taxes as computed in accordance with generally accepted accounting principles. The measure of earnings before interest and taxes and the baseline that was established (which was an increase over the previous year) were selected by the Committee as being appropriate because of their direct relationship to shareholder interest. Under the program each participating executive officer could earn a bonus of up to 52% of the executive's base salary. Bonuses were determined by application of a formula that takes into account the extent to which the earnings' target was met or exceeded. In fiscal 1998, 106.5% of the earnings' target was achieved resulting in a bonus payment to the participating executive officers of 40% of that individual's base salary.

      With respect to Mr. Kaltenbach, in December 1997, the Compensation Committee approved a bonus program. The payout, a percentage of profit and income, was predicated upon achieving store operating profits (restaurant results excluding corporate overhead), plus net franchise income targets. The measures were selected because of their direct relationship to Mr. Kaltenbach's areas of control and responsibility. In fiscal 1998, the targets achieved resulted in a bonus payment to Mr. Kaltenbach equal to approximately 1.5% of the Village Inn store operating profit and net franchise income.

      Mr. Trungale's bonus program was predicated upon the store operating profits (restaurant results excluding corporate overhead) for the Midwest Bakers Square Restaurants. That measure was selected because of its focus on increasing profits and because it was directly tied to his area of control and responsibility. His bonus program was not modified upon his appointment in August 1998 to the position of President/Bakers Square Division. Mr. Trungale's performance resulted in a bonus payment equal to approximately 1% of the gross store operating profit of the Company's Midwest Bakers Square Restaurants.

      Mr. Jenkins was ineligible for any bonus payment due to his resignation from the Company.


Deductibility of Compensation

      The Compensation Committee has considered the potential impact of Section 162(m) (the "Section") of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly-held company for individual compensation exceeding $1 million in any tax year for any of the named executive officers, unless the compensation is performance-based. The Company intends to structure its compensation plans to achieve maximum deductibility under the Section with minimal sacrifices in flexibility and Company objectives. The Compensation Committee will consider the deductibility of compensation payments in connection with future compensation arrangements with the named executive officers, but deductibility will not be the sole factor used by the Compensation Committee in determining appropriate levels or types of compensation. If, in the judgment of the Compensation Committee, the benefits of a compensation package that does not satisfy the requirements of the Section outweigh the costs to the Company of a failure to comply with the Section, the Compensation Committee may adopt compensation arrangements in the future under which payments are not deductible under the Section.


Compensation Committee Members

      This report is submitted by the members of the Compensation
Committee of the Board of Directors:

               Dennis B. Robertson, Chairman
               Carole Lewis Anderson
               Bruce B. Brundage
               Robert T. Marto
               Dudley C. Mecum
               Hunter Yager
               Arthur Zankel


Directors' Compensation

     Non-employee directors are compensated for their services at the rate of $2,000 per fiscal quarter, plus $1,000 per day for services rendered, and reimbursement of actual expenses incurred. Each non-employee director is also granted options to purchase shares of the Company's Stock pursuant to the terms of its 1983 Non-Qualified Stock Option Plan ("1983 Plan"). The 1983 Plan, which is mandatory in its operation, provides that each non-employee director when first elected to the Board is granted an option to purchase 10,000 shares of the Company's Stock, which vest 4,000, 4,000, and 2,000 shares over the ensuing three years. Upon a director's election for the fourth consecutive term and each year thereafter, the director is granted an additional 2,000 shares. All options granted under the 1983 Plan are at 100% of the fair market value of the Company's Common Stock on the date of grant.


                       PERFORMANCE GRAPH

    The following performance graph reflects the percentage change in the Company's cumulative total shareholder return on common stock as compared with the cumulative total return of the Dow Jones
Equity Market Index and the Dow Jones Entertainment & Leisure -
Restaurant Index.

                                 1993     1994     1995     1996       1997       1998
                                ------   ------   ------   ------     ------     ------
VICORP Restaurants, Inc.         20.750   16.750    11.000    14.500     15.500     14.125
Dow Jones Restaurant Index      844.420  796.600  1,051.54 1,152.920  1,140.860  1,609.820
Dow Jones Equity Market Index   541.120  561.220   709.270   877.420  1,164.460  1,412.960

                      CERTAIN TRANSACTIONS

     John C. Hoyt, a director of the Company, and members of his family are the principal shareholders of Midwest Pancake Houses, Inc. ("MPH"). MPH has been a franchisee of the Company since 1970 and currently operates seven Village Inn Restaurants in Oklahoma. MPH paid an initial franchise fee of $1,000 each for the operating units and pays franchise service fees equal to 2% of gross sales at each of those locations. Total franchise service fees paid by MPH in fiscal 1998 were $164,935. MPH additionally was indebted to the Company on its open account. The largest aggregate amount outstanding on that open account at any time during fiscal 1998 was $47,217. As of February 21, 1999, MPH's open account was current.

    MPH is also the managing partner for a franchised Village Inn Restaurant located in New Mexico. In fiscal 1998 the franchisee, 3155 Associates Limited Partnership ("3155"), paid franchise service fees (2.7% of gross sales at that location) in the amount of $40,420. It was also indebted to the Company on its open account. The largest aggregate amount outstanding on that open account at any time during fiscal 1998 was $2,162. As of February 21, 1999, 3155's open account was current.


Ratification of Certain Transactions

     The transactions described in the foregoing discussion have been approved or ratified by the unanimous vote of those directors having no interest in those transactions. The Company believes that the terms of those transactions are no less favorable to the Company than those that could have been obtained from independent third parties.


Section 16(a) Beneficial Ownership Reporting Compliance

    Based solely on a review of the written representation of the Company's directors and executive officers and copies of the reports they have filed with the Securities and Exchange Commission, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were followed.


        RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP served as the Company's independent accountants for the year ended November 1, 1998. The Board of Directors has selected Arthur Andersen LLP to serve as the Company's independent accountants for fiscal 1999.
Representatives of Arthur Anderson LLP are not expected to be present at the Meeting.


                         OTHER MATTERS

     The Company knows of no other matters to be brought before the Meeting; if other matters properly come before the Meeting, it is the intention of the persons named in the solicited proxy to vote such proxy in accordance with their judgment.


            ANNUAL REPORTS AND FINANCIAL INFORMATION

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended November 1, 1998, is being mailed with this Proxy Statement to each shareholder of record as of March 15, 1999.

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION TO ANY PERSON REQUESTING A COPY IN WRITING AND STATING THAT HE/SHE WAS THE BENEFICIAL OWNER OF SHARES OF STOCK OF THE COMPANY ON MARCH 15, 1999. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO:

                         Stanley Ereckson, Jr., Secretary
                         VICORP Restaurants, Inc.
                         400 West 48th Avenue
                         Denver, Colorado 80216
                         Fax (303) 672-2668

     Neither the Company's Annual Report to Shareholders nor the
Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation is to be made.

                         By Order of the Board of Directors

                         Stanley Ereckson, Jr.
                         Secretary

Dated:  March 25, 1999.

                       VICORP RESTAURANTS, INC.

                Proxy Solicited on Behalf of Board of Directors

     The undersigned hereby appoints Charles R. Frederickson, Richard E. Sabourin, or either of them, with full power of subsistution, proxies to vote at the Annual Meeting of Shareholders of VICORP Restaurants, Inc.
(the "Company"), to be held on May 6, 1999, at 4:00 p.m., New York, New York, and at any adjournment or adjournments therof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.

                    (To Be Signed on Reverse Side)

(Back)

X     Please mark your
      votes as in this
      example.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES AND EACH OF THE PROPOSALS LISTED BELOW.

1.     ELECTION OF        FOR        WITHHELD
       DIRECTORS

       Nominees:    Carole Lewis Anderson, Bruce B. Brundage, Charles R.
                    Frederickson, John C. Hoyt, Robert T. Marto, Dudley C.
                    Mecum, Dennis B. Robertson, Hunter Yager, Arthur Zankel

      FOR, except vote withheld from the following nominee(s):

      ------------------------

2.    Approval of Independent Accountants       FOR     AGAINST      WITHHELD


SIGNATURE(S):___________________________________DATE:_______________
NOTE: Please sign name excatly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.